Exhibit 10.2

FOREST OIL CORPORATION

TIME-BASED CASH AWARD AGREEMENT

[                                  , 20    ]

To:

Forest Oil Corporation, a New York corporation (the “Company”), is pleased to grant you an award with respect to cash-based incentive compensation (the “Award”). This Award is not granted under, and shall not be subject to the terms of, the Forest Oil Corporation 2007 Stock Incentive Plan. The Award is subject to your acceptance of and agreement to all the applicable terms, conditions and restrictions described in this Time-Based Cash Award Agreement (this “Agreement”).

This Agreement sets forth the terms of the agreement between you and the Company with respect to the Award. By accepting this Agreement, you agree to be bound by all of the terms hereof.

For all purposes of this Agreement, you will be considered to have terminated from employment with the Company when you incur a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance thereunder.

1.                                      Payments.   This Award entitles you to cash payments from the Company on (or within five business days after) the Time-Based Cash Award Payment Dates in an amount equal to the applicable Time-Based Cash Award Payment Amount. In the event your employment with the Company, or its successor following a “Change of Control,” terminates prior to the occurrence of a Time-Based Cash Award Payment Date for any reason other than death, Disability, or Involuntary Termination, then this Agreement shall terminate and you shall not have any further rights with respect to this Award.

2.                                      Nontransferability of Award.   The Award may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Following your death, any cash payable in respect of an Award will be paid, at the time specified in Section 1, to your beneficiary in accordance with, and subject to, the terms and conditions hereof.

3.                                      Beneficiary Designation.   You may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom shall be paid under this Agreement following your death any cash payable hereunder in respect of your Award at the time specified in Section 1. Each designation will revoke all prior designations, shall be in a form prescribed by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), and will be effective only when filed in writing with the Committee during your lifetime. In the absence of any such effective designation, cash payable in connection with your death shall be paid to your surviving spouse, if any, or otherwise to your estate.

4.                                      Effect of Settlement.   Upon full payment with respect to the Award in accordance with any applicable provision of this Agreement, all of your rights relating to such Award shall be cancelled and terminated.

5.                                      Furnish Information.   You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

6.                                      Remedies.   The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

7.                                      Information Confidential.   As partial consideration for the granting of the Award hereunder, you hereby agree with the Company that you will keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

8.                                      Withholding of Taxes.   The Company shall deduct and withhold, or cause to be withheld, from your payment(s) made under this Agreement, or from any other payment to you, an amount necessary to satisfy any and all tax withholding obligations arising under applicable local, state, federal, or foreign laws associated with such payment.  The Company may take any other action as may in its opinion be necessary to satisfy all obligations for the payment and withholding of such taxes.

9.                                      Right of the Company and Affiliates to Terminate Your Employment.   Nothing contained in this Agreement shall confer upon you the right to continue in the employ of the Company or any Affiliate, or interfere in any way with the rights of the Company or any Affiliate to terminate your employment at any time.

10.                               No Liability for Good Faith Determinations.   Neither the Company nor the members of the Board and the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Award granted hereunder.

11.                               Company Records.   Records of the Company or its Affiliates regarding your period of employment, termination of employment and the reason therefore, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

12.                               Severability.   If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

13.                               Notices.   Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or you may change, at any time and from time to time, by written notice to the other, the address which it or you had previously specified for receiving notices.

The Company and you agree that any notices shall be given to the Company or to you at the following addresses:

Company:	Forest Oil Corporation
Attn: Corporate Secretary
707 17th Street, Suite 3600
Denver, Colorado 80202

Holder:	At your current address as shown in the Company’s records.

14.                               Waiver of Notice.   Any person entitled to notice hereunder may waive such notice in writing.

15.                               Successor.   This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

16.                               Headings.   The titles and headings of Sections and paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

17.                               Governing Law.   All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of New York except to the extent New York law is preempted by federal law.

18.                               Execution of Receipts and Releases.   Any payment of cash to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefore in such form as it shall determine.

19.                               Delayed Payment Restriction.   Notwithstanding any provision in this Agreement to the contrary, if the payment of any amount under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment that you would otherwise be entitled to during the first six months following the date of your termination of employment shall be accumulated and paid on the date that is six months after the date of your termination of employment (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. You agree to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

20.                               Amendment.   This Agreement may be amended at any time unilaterally by the Company provided that such amendment is consistent with all applicable laws and does not reduce any rights or benefits you have accrued pursuant to this Agreement. This Agreement may also be amended at any time unilaterally by the Company to the extent the Company believes in good faith that such amendment is necessary or advisable to bring this Agreement into compliance with any applicable laws, including Section 409A of the Code.

If you accept this Cash-Based Award Agreement and agree to its terms and conditions, please so confirm by signing and returning the duplicate of this Agreement enclosed for that purpose.

Very Truly Yours,

FOREST OIL CORPORATION

By:
Name:
Title:
Date:

ACKNOWLEDGED AND AGREED:

By:
[name of executive]

Appendix A

Defined Terms

“Affiliate” means any corporation, partnership, limited liability company, or partnership, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

“Change of Control” means the occurrence of one or more of the following events:

(A)  the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company);

(B)  the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company);

(C)   the Company is to be dissolved and liquidated;

(D)  any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 40% of the outstanding shares of the Company’s voting stock (based upon voting power); or

(E)  as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

Notwithstanding the foregoing, the term “Change of Control” shall not include any reorganization, merger or consolidation involving solely the Company and one or more previously wholly-owned subsidiaries of the Company.

“Disability” shall have the meaning set forth in the Severance Agreement, or if there is no Severance Agreement or if the Severance Agreement contains no such definition, “Disability” shall mean that, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties for six consecutive months, and you shall not have returned to full-time performance of your duties within 30 days after written notice of termination is given to you by the Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).

“Early Payment Date” means the earlier of (i) the date upon which a Change of Control occurs if the successor entity does not assume, convert, or replace the Award governed by this Agreement with an award that is substantially the same in all material economic respects, (ii) the date upon which your employment with the Company is terminated by reason of death,

Disability, or Involuntary Termination, or (iii) at the Committee’s discretion, as of the date determined by the Committee.

“Fair Market Value” means, unless otherwise indicated in this Agreement, as of any specified date, the mean of the high and low sales prices of the Common Stock, par value $.10 per share, of the Company (the “Common Stock”), if the Common Stock is listed on a national stock exchange, as reported on the stock exchange composite tape on the immediately preceding  trading date (or such other reporting service approved by the Committee); or, in either case, if no prices are reported for that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate and as is consistent with the requirements of section 409A of the Code.

“Involuntary Termination” shall have the meaning set forth in the Severance Agreement, or if there is no Severance Agreement or if the Severance Agreement contains no such definition, “Involuntary Termination” shall mean any termination of your employment with the Company which does not result from a resignation by you; provided, however, that the term “Involuntary Termination” shall not include a termination as a result of death, Disability, or a termination of your employment by the Company by reason of your unsatisfactory performance of your duties, to be determined by the Company in its sole discretion, or final conviction of a misdemeanor involving moral turpitude or a felony.

“Percentage Multiplier” means the percentage by which the Time-Based Cash Award Formula is multiplied to determine the Time-Based Cash Award Payment Amount for any Time-Based Cash Award Payment Date (as set forth in the definition of Time-Based Cash Award Payment Amount).

“Severance Agreement” shall mean any Severance Agreement solely between you and the Company in effect as of the date of this Agreement, as such may be amended or superseded from time to time.

“Time-Based Cash Award Payment Amount” means: (i) on the First Payment Date, an amount equal to the Time-Based Cash Award Payment Formula multiplied by 10 percent; (ii) on the Second Payment Date, an amount equal to the Time-Based Cash Award Payment Formula multiplied by 20 percent; (iii) on the Third Payment Date, an amount equal to the Time-Based Cash Award Payment Formula multiplied by 30 percent; (iv) on the Fourth Payment Date, an amount equal to the Time-Based Cash Award Payment Formula multiplied by 40 percent; and (v) on the Early Payment Date, an amount equal to the Time-Based Cash Award Payment Formula multiplied by a Percentage Multiplier determined by adding the Percentage Multiplier for all Time-Based Cash Award Payment Amounts previously paid and subtracting such number from 100.  For the avoidance of doubt, this Agreement shall terminate and you shall have no further rights with respect to this Award upon the earlier to occur of you or your beneficiary receiving (a) the Time-Based Cash Award Payment Amount with respect to the Fourth Payment Date (provided that you or your beneficiary have also previously received the Time-Based Cash Award Payment Amounts with respect to the First Payment Date, the Second Payment Date, and the Third Payment Date) and (b) the Time-Based Cash Award Payment Amount with respect to an Early Payment Date.

“Time-Based Cash Award Payment Formula” means an amount equal to (a) $                 multiplied by (ii) a fraction, the numerator of which shall equal the sum of (A) the Fair Market Value on the trading date immediately preceding the applicable Time-Based Cash Award Payment Date plus (B) the aggregate value (as determined by the Committee) of the dividends and other distributions paid to shareholders with respect to a share of Common Stock during the period beginning on the date of this Agreement and ending on the applicable Time-Based Cash Award Payment Date, and the denominator of which shall equal $           (which is the Fair Market Value on the date of this Agreement).  Notwithstanding the foregoing, the formula described in the preceding sentence shall be subject to equitable and appropriate adjustment by the Committee with respect to any Time-Based Cash Award Payment Date so as to prevent the dilution or enlargement of the benefit intended to be provided under the Time-Based Cash Award in the event of any dividend, stock split, reverse stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares, or other similar matters or corporate changes with regard to the Company that are not accounted for in such formula, and the Committee’s determination with respect to any such adjustment shall be conclusive.

“Time-Based Cash Award Payment Dates” means, collectively, all of the following: (i) the first anniversary of the grant date of this Award (the “First Payment Date”); (ii) the second anniversary of the grant date of this Award (the “Second Payment Date”); (iii) the third anniversary of the grant date of this Award (the “Third Payment Date”); (iv) the fourth anniversary of the grant date of this Award (the “Fourth Payment Date”); and (v) the date on which the Early Payment Amount, if any, becomes due and payable (the “Early Payment Date”).